Exhibit 99.1

TScan Therapeutics Reports Third Quarter 2026 Financial Results and Provides Corporate Update

Announced strategic reorganization to focus on in vivo-engineered TCR-T cell therapy for solid tumors

Advancing PRAME- and MAGE-A4-targeted in vivo TCR-T candidates for solid tumors through IND-enabling studies; on track to dose first patient in Q4 2027

Paused further enrollment in Phase 3 ALLOHA-2™ study of TSC-101; allowing data to mature and actively seeking strategic partners

Cash and cash equivalents fund operations into the fourth quarter of 2027

WALTHAM, Mass., November 12, 2026 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the three months ended September 30, 2026, and provided a corporate update.

“This quarter marked an important step in accelerating TScan’s solid tumor program. We are concentrating all our efforts on our in vivo-engineered TCR-T cell approach for solid tumor indications, where we see an opportunity to bring an exciting new treatment modality to patients in desperate need of better treatment options. Our team is working to advance our two lead candidates through preclinical development and complete the studies required to support clinical entry, with the goal of dosing our first patient by the fourth quarter of next year,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “At the same time, we are actively pursuing strategic partnerships to advance our heme malignancies and autoimmunity programs. We are excited about the progress we have made this year on our in vivo TCR-T candidates and look forward to sharing more of our preclinical data and FDA feedback in early 2027.”

Recent Corporate Highlights

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In September, the Company announced a strategic reorganization to prioritize its in vivo solid tumor program. TScan’s first two therapeutic candidates, one targeting PRAME and the other targeting MAGE-A4, were advanced to IND-enabling studies.
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The Company also provided updated data in September from Cohort C of its Phase 1 ALLOHA™ study of TSC-101 in heme malignancies. At the time of the update, all 14 patients in Cohort C of the study showed complete donor chimerism at their last assessment, including the two patients who had previously relapsed. The Company paused further enrollment in the Phase 3 ALLOHA-2™ study of TSC-101 due to insufficient capital needed to complete the trial and is actively seeking strategic partnerships. TScan remains committed to tracking the patients enrolled in Cohort C of the Phase 1 study, as well as the 7 patients who were enrolled on the treatment arm of the Phase 3 ALLOHA-2™ study and the five patients enrolled on the control arm of ALLOHA-2.

Pipeline Progress and Upcoming Anticipated Milestones

Solid Tumor Program: The Company’s strategy is to treat patients with in vivo-engineered TCR-T therapy candidates, initially as singleplexed therapy and ultimately as multiplexed therapy. The Company currently has two candidates in IND-enabling studies: one targeting PRAME and the other targeting MAGE-A4.

Anticipated Milestones

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Disclose preclinical data and FDA feedback from pre-IND meetings on TSC-303-A02 (PRAME) and TSC-302-A02 (MAGE-A4) in Q1 2027.
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File the first IND for in vivo-engineered TCR-T for solid tumors in Q3 2027, with first patient dosed in Q4 2027.
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Report initial Phase 1 data on in vivo-engineered TCR-T in H1 2028.

Heme Malignancies Program: TScan’s TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with heme malignancies undergoing allogeneic hematopoietic cell transplantation (HCT). TScan is currently seeking strategic partners for this program.

Anticipated Milestones

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Share updated data on patients treated in Cohort C of the Phase 1 ALLOHA™ study at the upcoming 68th American Society of Hematology (ASH) Annual Meeting and Exposition in Q4 2026.

Title: Phase 1 (ALLOHA) trial cohort C: TSC-101 eliminates recipient hematopoietic cells and demonstrates potential for improved outcomes in patients with AML, ALL, or MDS post-allogeneic RIC HCT

Publication Number: 4178

Presentation Date and Time: December 13, 2026, 6:00 - 8:00 pm E.T.

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Share updated data, including >1 year of follow-up time, on Cohort C patients of the ALLOHA™ study, and new data, including >6 months of follow-up time, on patients enrolled in the ALLOHA-2™ study, in the first half of 2027.

Autoimmunity Program: The Company has discovered novel targets for ankylosing spondylitis and other HLA-B*27-associated autoimmune disorders and is currently seeking strategic partners for this program.

Third Quarter 2026 Financial Results

Revenue: Revenue for the third quarter of 2026 was $0.6 million, compared to $2.5 million for the third quarter of 2025. The decrease was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen, which was terminated in August 2026.

R&D Expenses: Research and development (R&D) expenses for the third quarter of 2026 were $25.3 million, compared to $31.7 million for the third quarter of 2025. The decrease of $6.4 million was primarily driven by a decrease in laboratory supplies, research materials, and studies due to the timing in the purchase of supplies and consumables, and decrease spend on contracted services, as well as savings in connection with the 2025 workforce reduction. R&D expenses included non-cash stock compensation expense of $1.0 million and $1.7 million for the third quarter of 2026 and 2025, respectively.

G&A Expenses: General and administrative (G&A) expenses for the third quarter of 2026 were $8.3 million, compared to $7.9 million for the third quarter of 2025. The increase of $0.5 million was primarily due to costs incurred in connection with the 2026 reorganization. G&A expenses included non-cash stock compensation expense of $1.1 million and $1.3 million for the third quarter of 2026 and 2025, respectively.

Net Loss: Net loss was $33.1 million for the third quarter of 2026, compared to $35.7 million for the third quarter of 2025, and included net interest expense of $0.1 million and net interest income of $1.3 million, respectively.

Cash Position: Cash and cash equivalents as of September 30, 2026, were $73.0 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will be sufficient to fund its current operating plan into the fourth quarter of 2027. The Company did not achieve certain non-covenant related milestones by June 30, 2026 as provided under its existing debt agreement. The updated cash runway therefore reflects commencement of the two-year term loan amortization beginning in the fourth quarter of 2026.

Share Count: As of September 30, 2026, the Company had 67,779,255 issued and outstanding shares of common stock, consisting of 63,502,667 shares of voting common stock and 4,276,588 shares of non-voting common stock, as well as 62,246,707 outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share. Pro forma outstanding shares, inclusive of both common stock and pre-funded warrants, were 130,025,962 as of September 30, 2026.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company is currently advancing its two lead therapeutic candidates through IND-enabling studies to treat solid tumors using in vivo-engineered TCR-T cells and is advancing a strategy to treat patients with multiplexed TCR-T to overcome the challenge of tumor heterogeneity. In addition, the Company is actively seeking partnerships for its heme and autoimmune programs. To learn more, visit www.tscan.com and connect with us on LinkedIn and X.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding TScan’s plans, progress, and timing relating to TScan’s solid tumor program, including preclinical development, FDA feedback, submission of IND applications, dosing of patients, presentation of data, and strategy regarding singleplexed and multiplexed therapies; TScan’s plans, progress, expectations, and timing relating to the ALLOHA™ and ALLOHA-2™ clinical trials, including presentation of data and the implications of such results and ,potential strategic partnerships; TScan’s plans, process, and timing relating TScan’s autoimmunity program; the potential benefits of any of TScan’s proprietary platforms or current or future product candidates in treating patients; TScan’s ability to fund its operating plan into the fourth quarter of 2027 with its existing cash resources; and TScan’s goals and strategy. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies or clinical trials being predictive of future clinical trial results; TScan’s cleared INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Contact

Caileigh Dougherty
AVP, Head of Corporate Communications & Investor Relations
857-399-9890
cdougherty@tscan.com

TScan Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands, except share amounts)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$73,038	$152,406
Other assets	68,363	76,383
Total assets	$141,401	$228,789
Liabilities and stockholders’ equity
Total liabilities	103,390	105,666
Total stockholders’ equity	38,011	123,123
Total liabilities and stockholders’ equity	$141,401	$228,789

Common stock and pre-funded warrants outstanding (1)	130,025,962	129,913,390

(1) Includes at September 30, 2026 and December 31, 2025, respectively, 62,246,707 and 73,011,767 issued and outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	September 30,
	2026	2025
Revenue:
Collaboration and license revenue	$586	$2,511
Operating expenses:
Research and development	25,291	31,689
General and administrative	8,326	7,874
Total operating expenses	33,617	39,563
Loss from operations	(33,031)	(37,052)
Interest and other income, net	721	2,041
Interest expense	(775)	(699)
Net loss	$(33,085)	$(35,710)

Net loss per share, basic and diluted	$(0.25)	$(0.28)
Weighted average shares outstanding-basic and diluted (2)	130,025,962	129,835,938

(2) For the three months ended September 30, 2026 and 2025 includes 62,246,707 and 73,087,945 shares, respectively, of the Company's voting common stock issuable upon the exercise of pre-funded warrants as outstanding common stock in the calculation of basic and diluted net loss per share.